CERTIFICATE OF FORMATION OF PEPCO COMMUNICATIONS L.L.C. A LIMITED LIABILITY COMPANY

FIRST:     The name of the limited liability company is:

PEPCO COMMUNICATIONS L.L.C.

SECOND:      Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this twenty-ninth day of July, A.D. 1997.

/s/ Kathleen Crowley
Authorized Person
Kathleen Crowley